For Ministry Use Only
À l'usage exclusif du ministère

Ontario

Ministry of Government and Consumer Services

Ministère des Services gouvernementaux et des Services aux consommateurs

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

SEPTEMBER 2 8 SEPTEMBRE, 2018

Barbara Rackitt (17)

Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Ontario Corporation Number
Numéro de la société en Ontario

1933033

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

Form 3
Business Corporations Act

Formule 3
Loi sur les sociétés par actions

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT) :

SPHERE 3D CORP.

2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
Nouvelle dénomination sociale de la société (s'il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT) :

3. Date of incorporation/amalgamation:
Date de la constitution ou de la fusion :

2015-03-24

(Year, Month, Day)
(année, mois, jour)

4. **Complete only if there is a change in the number of directors or the minimum / maximum number of directors.**
Il faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a changé.

Number of directors is/are:
Nombre d'administrateurs :

minimum and maximum number of directors is/are:
nombres minimum et maximum d'administrateurs :

Number
Nombre

or
ou

minimum and maximum
minimum et maximum

5. The articles of the corporation are amended as follows:
Les statuts de la société sont modifiés de la façon suivante :

See attached pages 1A to 1B.

5. The articles of the Company are amended as follows:

To amend the authorized capital of the Company as follows:

1. To increase the authorized capital of the Company by creating an unlimited number of Preferred Shares, issuable in series;

2. After giving effect to the foregoing, the authorized capital of the Company shall consist of an unlimited number of common shares and an unlimited number of Preferred Shares, issuable in series; and

3. To provide that the rights, privileges, restrictions and conditions attaching to the Preferred Shares, issuable in series are as follows:

PREFERRED SHARES

(a) The Preferred Shares may be issued at any time or from time to time in one or more series. Subject to these share conditions, the directors are authorized to fix the number of shares in each series of Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares which may include, without limitation:

(i) the consideration for which such series of Preferred Shares are to be issued;

(ii) the rate, amount, method of calculation and payment of any dividends, whether cumulative, or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(iii) voting rights, if any;

(iv) any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs;

(v) any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(vi) any rights of conversion, exchange or reclassification and the terms and conditions of any such rights, if applicable;

(vii) any other rights, privileges, restrictions and conditions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(b) No rights, privileges, restrictions or conditions attached to any series of Preferred Shares shall confer upon the shares of such series a priority in

respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on a parity with the shares of every other series.

(c) The Preferred Shares of each series shall be entitled to a preference and priority over the common shares of the Company in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company.

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the *Business Corporations Act*.
La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la *Loi sur les sociétés par actions*.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2017/12/12

(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

SPHERE 3D CORP.

(Print name of corporation from Article 1 on page 1)
(Veuillez écrir le nom de la société de l'article un à la page une).

By/
Par :

(Signature)
(Signature)

Kurt L. Kalbfleisch

SVP and CFO

(Description of Office)
(Fonction)